Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Ispire Technology Inc. on Form S-8 [File No. 333-273458] and Form S-3 [File No. 333-280856] of our report dated September 15, 2026, with respect to our audits of the consolidated financial statements of Ispire Technology Inc. as of June 30, 2026 and 2025 and for the years ended June 30, 2026 and 2025, which report is included in this Annual Report on Form 10-K of Ispire Technology Inc. for the years ended June 30, 2026 and 2025.

/s/ Marcum Asia CPAs LLP

New York, New York

September 15, 2026

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com